Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-156742 of our report dated January 14, 2009, relating to the consolidated balance sheet of Hines Global REIT, Inc. as of December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
June 15, 2009